Exhibit 5.1

Kaufman & Canoles, P.C. Three James Center, 12th Floor 1051 East Cary Street Richmond, VA 23219

Mailing Address Post Office Box 27828 Richmond, VA 23261 T (804) 771.5700 F (804) 771.5777 kaufCAN.com

June 30, 2010

Tianli Agritech, Inc.

Suite F, 23rd Floor

Building B, Jiangjing Mansion

228 Yanjiang Ave.

Jiangan District, Wuhan City

Hubei Province, China 430010

Re:	Tianli Agritech, Inc.

Dear Sir:

We have acted as Virginia counsel for Tianli Agritech, Inc., a British Virgin Islands corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (Registration No. 333-165522) and all amendments thereto (as amended, the “Registration Statement”), as originally filed with the Securities and Exchange Commission (the “Commission”) on March 17, 2010. The Registration Statement relates to the offering (the “Offering”) of (i) up to 2,200,000 of the Company’s common shares, $0.001 par value per share (such offered common shares, the “Offering Shares”; the Company’s common shares, the “Shares”) (including up to 200,000 Offering Shares underlying placement agent warrants issued to the placement agent in connection with the offering (the “Placement Agent Warrants”)), and (ii) up to 200,000 Placement Agent Warrants exercisable to purchase one Share each.

In connection with this opinion, we have examined the Registration Statement and the prospectus contained therein (the “Prospectus”), the Company’s Articles and Memorandum of Association, as amended to date, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below (collectively, the “Documents”). We are relying (without any independent investigation thereof) upon an Officer’s Certificate from an Officer of the Company, certifying to the truth and accuracy of the factual statements set forth in the Documents. In addition, for all purposes of this opinion, as to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

The following opinion is given as to matters of Virginia law.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Placement Agent Warrants to be issued pursuant to the Placement Agreement in connection with this Offering, when so issued, will be legal, binding obligations of the Company under Virginia law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Kaufman & Canoles, P.C.
Kaufman & Canoles, P.C.